NEWS RELEASE

April 28, 2008

For Release:	Immediately
Contact:	Investors:	Stacey A. Renner, (845) 486-5730
News Media:	Denise D. VanBuren, (845) 471-8323

CH Energy Group Posts First-Quarter Earnings

(Poughkeepsie, NY) First-quarter earnings for CH Energy Group, Inc. (NYSE:CHG) totaled $1.23 per share in 2008, down from the $1.38 per share earned during the first three months of 2007.

"We experienced a year-over-year quarterly reduction in earnings due in large part to the effect of higher energy supply costs and a weakening economy. Despite this, our core businesses continued to show signs of strength through the first quarter," explained Steven V. Lant, Chairman of the Board, President and C.E.O.

"Higher energy supply costs are resulting in higher total bills, inducing our customers to conserve, and sales volumes were noticeably affected. This conservation may also be influenced by the softening economy and lower consumer confidence," Lant said.

In the case of Central Hudson, it further widened the gap between the sales forecast incorporated in the utility's current rate agreement, which set rates for electric and natural gas customers, and their actual usage. In addition, Central Hudson's service territory experienced stormier weather this year, resulting in higher expenses to restore electric service. The combined effect of conservation and increased service restoration expenses depressed earnings per share by about 8 cents for the quarter, he said.

"Central Hudson customers also appear to be having more difficulty paying higher energy bills, and as a result, we increased our reserves for doubtful accounts. That depressed first-quarter earnings by about 5 cents," explained Lant.

"Despite the economic slowdown, we continue to add customers, albeit at a slower rate than in the past. We believe that is because Central Hudson's service territory has not yet experienced the extent of declining home prices or rising unemployment that have impacted other parts of the country," he said.

Earnings by business segment were as follows:

Central Hudson Gas & Electric Corporation

Central Hudson's contribution to earnings was 73 cents, 10 cents lower than that of the first quarter of 2007. In addition to the lower sales driven by what is believed to be additional price-induced conservation and higher expenses for storm restoration, Lant said expenditures for operations, taxes and tree trimming were also higher during the first quarter of 2008, contributing to the 10-cent differential in quarterly results.

"We continue to believe that the sales forecast adopted in our 2006 rate agreement did not accurately reflect the level of customer response to commodity price increases that began in late 2005 and was therefore overstated. This has added pressures to our operations in that we are not collecting enough revenue to earn our authorized rate of return, despite our best efforts to manage expenses," Lant noted. As a result, the utility expects to file a delivery rate increase request during the summer of 2008, which would take effect in mid-2009 if approved by the New York State Public Service Commission.

Griffith Energy Services

The Griffith fuel distribution businesses contributed 37 cents to earnings per share during the first quarter of 2008, compared to 40 cents during the same three months of 2007. Acquisitions made in 2007 contributed 5 cents to the 2008 first-quarter earnings, and 4 cents were contributed by improved margins on petroleum sales and services. "But here again, conservation in reaction to higher energy prices reduced quarterly results, in this case, by an estimated 3 cents per share. The effects of warmer weather during the first quarter negatively impacted earnings by an additional 6 cents per share, and increased reserves for uncollectible accounts reduced quarterly results by 2 cents per share," Lant noted.

Other Businesses

Holding company CH Energy Group, Inc., Central Hudson Enterprises Corporation (CHEC) partnerships and other investments posted 13 cents toward quarterly results, down from 15 cents during the same period one year ago. Lower margins contributed to lower earnings from the Corporation's ethanol investment, but strong results from the Lyonsdale Biomass Plant, where the capacity factor improved dramatically quarter over quarter, offset that lower return. The remaining difference is due to interest earned on cash investments during the first quarter of 2007, investments which were subsequently utilized and unavailable in 2008.

2008 Earnings Projections

Lant reiterated the revised projection that CH Energy Group's 2008 consolidated annual earnings will total between $2.30 – $2.50 per share. Earnings expectations for individual business units are projected as follows: $1.80 – $ 1.90 per share from regulated utility Central Hudson Gas & Electric

Corporation; 20 – 25 cents per share from Griffith fuel distribution; and 30 – 35 cents per share from holding company CH Energy Group, Inc., partnerships and other investments.

About CH Energy Group, Inc.

With more than 493,000 customers, CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation is a regulated transmission and distribution utility serving approximately 376,000 customers in eight counties of New York State’s Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany. Central Hudson Enterprises Corporation, a non-regulated subsidiary, is the umbrella for a family of energy-related companies and investments focused primarily on fuel distribution and renewable energy. Griffith Energy Service’s fuel distribution business supplies energy products and services to approximately 117,000 customers in 10 states, stretching from Rhode Island to the Washington, D.C. area. CHEC also has interests in a Lexington, Neb., ethanol plant, two wind power projects, a biomass plant in upstate New York, and plans to build a landfill gas energy facility in Auburn, NY, in 2008.

Conference Call: Mr. Lant will conduct a conference call with investors to review financial results at 2:00 p.m. (ET) today, April 28, 2008. Dial-in: 1-888-428-4480; Conference Name “CH Energy Group.” Supplemental materials will be posted to the Company’s Web site at www.CHEnergyGroup.com to assist participants in following the Conference Call presentation. A digitized replay of the call will be available from 4:30 p.m. (ET) on April 28, 2008, until 11:59 p.m. (ET) on May 5, 2008, by dialing 1-800-475-6701 and entering access code 918942. In addition, the call will be webcast live in listen-only mode and available for replay for approximately 30 days within the Investor Relations section of the Company’s Web site at www.CHEnergyGroup.com

Forward-Looking Statements –

Statements included in this News Release and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act. Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions. Forward-looking statements including, without limitation, those relating to CH Energy Group and its subsidiaries' future business prospects, revenues, proceeds, working capital, liquidity, income, and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements. Those factors include, but are not limited to: weather; fuel prices; corn and ethanol prices; plant capacity factors; energy supply and demand; interest rates; potential future acquisitions; developments in the legislative, regulatory, and competitive environment; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

CH ENERGY GROUP, INC.
CONSOLIDATED STATEMENT OF INCOME

	(Unaudited) 3 Months Ended March 31,

	2008	2007

	(Thousands of Dollars)
Operating Revenues
Electric	$143,814	$151,675
Natural Gas	76,219	64,191
Competitive Business Subsidiaries	189,759	127,512

Total Operating Revenues	409,792	343,378

Operating Expenses
Operations - Purchased Electricity and Fuel Used in Electric Generation, Purchased Natural Gas, and Purchased Petroleum	288,330	231,932
Other Expenses of Operation - Regulated Activities	42,913	37,657
Other Expenses of Operation - Comp. Bus. Subsidiaries	23,668	18,792
Depreciation and Amortization	9,460	9,105
Taxes, Other Than Income Tax	9,463	8,488

Total Operating Expenses	373,834	305,974

Operating Income	35,958	37,404

Other Income and Deductions
Income from unconsolidated affiliates	269	1,195
Interest and Investment Income	1,273	2,140
Other - Net	441	(488)

Total Other Income	1,983	2,847

Interest Charges
Interest on Debt	5,089	4,492
Other Interest	1,288	949

Total Interest Charges	6,377	5,441

Income Before Income Taxes and Preferred Dividends of Subsidiary and Minority Interest	31,564	34,810

Income Taxes	11,937	12,963

Minority Interest	84	(93)

Income Before Preferred Dividends of Subsidiary	19,543	21,940

Cumulative Preferred Stock Dividends of Subsidiary	242	242

Net Income	19,301	21,698

Dividends Declared on Common Stock	8,518	8,511

Amount Retained in the Business	$10,783	$13,187

Avg. Shares of Common Stock Outstanding - (Basic) (000s)	15,762	15,762
Avg. Shares of Common Stock Outstanding - (Diluted) (000s)	15,818	15,790

Earnings Per Share - (Basic)	$1.23	$1.38
Earnings Per Share - (Diluted)	$1.22	$1.37

Dividends Declared Per Share	$0.54	$0.54

CH ENERGY GROUP, INC.
CONSOLIDATED BALANCE SHEET

	March 31, 2008 ¹	December 31, 2007 ²

	(Thousands of Dollars)
ASSETS
UTILITY PLANT
Utility plant	$1,197,268	$1,169,800
Less: Accumulated depreciation	359,978	354,353

	837,290	815,447
Construction work in progress	60,650	75,866

Net Utility Plant	897,940	891,313

OTHER PROPERTY AND PLANT - NET	31,100	31,236

CURRENT ASSETS
Cash and cash equivalents	13,078	11,313
Short-term investments - available-for-sale securities	—	3,545
Accounts receivable - net	155,714	139,107
Fuel, materials and supplies	21,511	33,321
Fair value of derivative instruments	1,100	1,218
Regulatory assets	41,404	35,012
Special deposits and prepayments	26,852	28,108
Accumulated deferred income tax	4,759	7,378
Other	17,172	18,590

	281,590	277,592

DEFERRED CHARGES AND OTHER ASSETS	295,589	294,607

TOTAL	$1,506,219	$1,494,748

CAPITALIZATION and LIABILITIES

CAPITALIZATION
Common Equity [3]	$533,271	$523,148
Cumulative Preferred Stock:
Not subject to mandatory redemption	21,027	21,027
Long-term debt	383,892	403,892

	938,190	948,067

CURRENT LIABILITIES
Current maturities of long-term debt	20,000	—
Notes payable	53,000	42,500
Accounts payable	50,660	44,880
Accrued interest	4,312	6,127
Dividends payable	8,760	8,760
Customer Advances and Deposits	15,417	31,171
Regulatory liabilities	7,078	9,392
Fair value of derivative instruments	—	1,235
Accrued income taxes	5,678	834
Other	34,586	34,600

	199,491	179,499

DEFERRED CREDITS AND OTHER LIABILITIES	220,870	218,469

MINORITY INTEREST	1,429	1,345

ACCUMULATED DEFERRED INCOME TAX	146,239	147,368

TOTAL	$1,506,219	$1,494,748

¹	Unaudited.

²	Subject to explanations contained in the Annual Report on Form 10-K of the Company to the SEC for the Year ended December 31, 2007.

³	Shares outstanding at March 31, 2008 = 15,774,100.
Shares outstanding at December 31, 2007 = 15,762,000.

CH ENERGY GROUP, INC.
EARNINGS PER SHARE BY SEGMENT

Consolidated CH Energy Group	(Unaudited) 3 Months Ended March 31,

	2008	2007

Central Hudson - Electric	$0.39	$0.48
Central Hudson - Natural Gas	$0.34	$0.35

Griffith	$0.37	$0.40

Other Businesses and Investments	$0.13	$0.15

Earnings per Share (basic)	$1.23	$1.38

Earnings per Share (diluted)	$1.22	$1.37